As filed with the Securities and Exchange Commission on November 15, 2001

                                                      Registration No. 333-45264

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         Post-Effective Amendment No. 2
                                       to
                                    FORM S-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       NASTECH PHARMACEUTICAL COMPANY INC.
             (Exact name of Registrant as specified in its charter)

                  DELAWARE                                 11-2658569
      (State or other jurisdiction of                   (I.R.S. Employer
       incorporation or organization)                Identification Number)

                                 45 ADAMS AVENUE
                            HAUPPAUGE, NEW YORK 11788
                                 (631) 273-0101
                        ATTN: STEVEN C. QUAY, M.D., PH.D.
                        (Address, including zip code, and
                    telephone number, including area code, of Registrant's principal executive offices)

                                   COPIES TO:

                          L. Kevin Sheridan, Jr., Esq.
                            Roberts, Sheridan & Kotel
                            The New York Practice of
                  Dickstein Shapiro's Corporate & Finance Group
                         12 East 49th Street, 30th Floor
                               New York, NY 10017

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |XX|

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item
(11)(a)(1) of this Form, check the following box. |XX|

If the registrant elects to deliver its latest quarterly report to security holders, or a complete and legible facsimile thereof, pursuant to Item
(11)(a)(2)(ii) of this Form, check the following box. |XX|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2001

                                   PROSPECTUS

                                     [LOGO]

                       NASTECH PHARMACEUTICAL COMPANY INC.

                                1,266,000 Shares
                                  Common Stock

      This prospectus relates to Castlebar Enterprises Limited's resales of our common stock. We will sell shares of our common stock to Castlebar under an equity line of credit agreement and upon the exercise of warrants. The shares of common stock that Castlebar may resell using this prospectus constitute 13.8% of our issued and outstanding common stock as of November 1, 2001. Castlebar is an "underwriter" within the meaning of the Securities Act of 1933 in connection with its resales of our shares.

      Our common stock is quoted on the Nasdaq National Market under the symbol "NSTK." The closing bid price of our common stock on the Nasdaq National Market on November 13, 2001, was $9.83 per share.

      Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    Prospectus dated _________________, 2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary.........................................................    3
Risk Factors...............................................................    6
Special Note Regarding Forward-Looking Statements..........................   11
Use of Proceeds............................................................   12
Price Range of Common Stock................................................   12
Dividend Policy............................................................   13
Capitalization.............................................................   13
Dilution...................................................................   14
Equity Line of Credit Agreement............................................   15
Selling Stockholders.......................................................   21
Plan of Distribution.......................................................   21
Description of Capital Stock...............................................   24
Where You Can Find More Information........................................   28
Incorporation of Information by Reference..................................   29
Material Changes...........................................................   29
Legal Matters..............................................................   30
Experts....................................................................   30

                               PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, especially the "Risk Factors" section, and our financial statements and notes to those statements incorporated by reference in this prospectus, before making your investment decision.

                       Nastech Pharmaceutical Company Inc.

Nastech Pharmaceutical Company Inc. is a Formulation Science company and is recognized as a leader in nasal drug delivery technology. Formulation Science is a systematic approach to drug development using biophysics, physical chemistry and pharmacology to maximize therapeutic efficacy and safety, which sometimes involves a change in route of administration. The technology is essential in designing an optimized, customizable dosage form and in delivering difficult protein and large molecule drugs that can currently only be delivered by injection.

Historically, our core technical competency involves the research, development and manufacture of nasally administered prescription pharmaceuticals. We investigate the commercial weaknesses of pharmaceutical products currently available in oral, injectable or other dosage forms, and we determine the advantages an alternative drug delivery system would have for the same drug in the market place. For example, while the oral route of drug delivery is the most popular and least expensive method of delivery, gastrointestinal and liver metabolism can reduce an oral drug's effectiveness. Generally, a nasal delivery system will provide faster absorption into the blood stream than an oral product thereby resulting in faster onset of action. Other possible advantages of this therapy may include lower drug doses, fewer side effects, greater safety and efficacy, greater convenience to the patient, better patient compliance of prescribed drug therapy, and lower overall health care costs for the patient.

Until August 2001, we had a commercial interest in two nasal drug products, both of which are approved for sale in the U.S. In August 2001, our licensing agreement with Bristol-Myers Squibb for one of these drugs, Stadol(R) NS(TM) (Butorphanol Tartrate), terminated when the patent for the nasal administration of Butorphanol Tartrate, the active ingredient in Stadol(R) NS(TM), expired. As a result, we will no longer receive U.S. royalties for the sale of this product, which will adversely affect revenue and income from operations in the second half of 2001.

Our one remaining nasal drug product, Nascobal(R) (Cyanocobalamin, USP), is a nasal vitamin B-12 product which provides patient benefits over the injectable therapy for chronic B-12 deficiency anemia. Our licensee, Schwarz Pharma Inc., markets Nascobal(R). In addition to Nascobal(R), we have several drugs in various stages of drug research and development.

In August 2001, we announced an exclusive licensing agreement with G. Pohl Boskamp GmbH & Co for development and European commercialization rights to our intranasal morphine franchise for treatment of moderate to severe pain.

Our current business strategy seeks to broaden applications of our commitment to Formulation Science, allowing drugs to be more safe and effective in patient treatment, with particular emphasis on the applications for nasal or oral drug delivery in the prescription and over-the-counter markets. To accomplish this objective, we plan to do the following:

      o     Focus initial efforts on significant injectable approved drugs

      o     Broaden strategic alliances

      o     Protect and expand intellectual property rights

                       The Equity Line of Credit Agreement

In order to provide a possible source of funding for our current activities and for the development of our current and planned products, we entered into an equity line of credit agreement with Castlebar Enterprises Limited.

Under the equity line of credit agreement, Castlebar has agreed to purchase up to 1,200,000 shares of our common stock during the 36-month period following the effective date of the registration statement to which this prospectus relates. During this 36-month period, we may request a drawdown under the equity line of credit by selling shares of our common stock to Castlebar, and Castlebar will be obligated to purchase the shares. The minimum amount we can draw down at any one time is $250,000 worth of common stock. We will determine the maximum amount we can draw down at any one time at the time of the drawdown request using a formula contained in the equity line of credit agreement. We may request a drawdown once every 22 trading days, although we are under no obligation to request any drawdowns under the equity line of credit.

During the 22 trading days following a drawdown request, we will calculate the amount of shares we will sell to Castlebar and the purchase price per share. The purchase price per share of common stock will be based on the daily volume weighted average price of our common stock during each of the 22 trading days immediately following the drawdown date, less a discount. We will receive the purchase price, net of discount, less a brokerage fee payable to Jesup & Lamont Securities Corporation equal to 4% of the net purchase price. Jesup & Lamont is the placement agent which introduced Castlebar to us and is a registered broker-dealer.

Using the maximum drawdown amount formula contained in the equity line of credit agreement, if we had requested a drawdown on November 14, 2001, the maximum amount we could draw down at one time would have been $638,982 worth of common stock. Using the purchase price formula contained in the equity line of credit agreement, and assuming a volume weighted average price throughout the pricing period equal to the $9.85 per share volume weighted average price of our common stock on November 13, 2001, the maximum number of shares we could have sold to Castlebar at one time would have been 64,871 shares. Castlebar may then resell all or a portion of these shares using this prospectus. For more details on the maximum drawdown amount, the calculation of the purchase price and the number of shares we will issue, see "Equity Line of Credit Agreement--The Drawdown Procedure and the Stock Purchases" beginning on page 15.

We are registering the 1,200,000 shares of our common stock issuable to Castlebar under the equity line of credit, the 33,000 shares underlying the warrants that we have granted to Castlebar, and the 33,000 shares underlying the warrants that we may grant in the future to Castlebar. For more details on the warrants, see "Equity Line of Credit Agreement--The Drawdown Procedure and the Stock Purchases--Drawdown Warrants" beginning on page 16. From time to time during the period the registration statement remains effective, Castlebar or others on its behalf, may offer for sale all 1,266,000 shares that this prospectus covers. The number of shares subject to this prospectus represents 13.8% of our issued and outstanding common stock as of November 1, 2001. We will prepare and file amendments and supplements to the registration statement as may be necessary in order to keep the registration statement effective as long as Castlebar holds shares of our stock or until these shares can be sold under an appropriate exemption from registration. We have agreed to bear the expenses of registering the shares, including Castlebar's legal fees of $20,000, but not the expenses associated with selling the shares, such as broker discounts and commissions.

                              ---------------------

Nastech Pharmaceutical Company Inc. is incorporated under the laws of the state of Delaware. Our principal executive offices are located at 45 Adams Avenue, Hauppauge, New York 11788, and our telephone number is (631) 273-0101. Our principal research & development and administrative facility is located in the same Hauppauge, New York facility. We maintain a website at www.nastech.com. Information contained in our website does not constitute part of this prospectus.

References in this prospectus, and the documents incorporated by reference in this prospectus, to "Nastech," "we," "our," and "us" refer to Nastech Pharmaceutical Company Inc., a Delaware corporation.

Nastech and some of the names of our products are tradenames or trademarks of Nastech Pharmaceutical Company Inc. This prospectus and the information incorporated by reference also contain trademarks and tradenames of other companies.

                                  THE OFFERING

Shares of Common Stock That
Castlebar Will Offer ...............   1,266,000

Offering Price .....................   To be determined at the time Castlebar
                                       sells the shares

Common Stock Outstanding

     Before the Offering............   9,154,676 (1) (2) (3)

     After the Offering ............   10,420,676 (4)

Use of Proceeds ....................   We will not receive any proceeds from
                                       Castlebar's sales of common stock.
                                       However, we will receive the proceeds of any common stock we sell to Castlebar under the equity line of credit agreement and upon Castlebar's exercise of warrants when, and if, it pays the exercise price in cash. We expect to use substantially all the net proceeds for general corporate purposes, including working capital, research and development and expansion of sales and marketing activities.

Nasdaq National Market symbol ......   NSTK

----------

(1) Includes the 8,054,676 shares outstanding as of September 30, 2001, plus the 1,100,000 shares of common stock we issued to investors in a private offering of our shares which took place on October 18, 2001.

(2) Excludes the following, each of which as they were outstanding as of September 30, 2001:

      o 2,125,372 shares of common stock subject to outstanding stock options we previously granted under our stock option plans as of September 30, 2001, including 600,000 options we granted on August 8, 2000 to Steven C. Quay, our President, Chief Executive Officer and Chairman of the Board.

      o 51,748 shares of common stock available for future grants under our stock option plans as of September 30, 2001.

      o 34,500 shares of common stock issuable upon exercise of the warrants we granted to Wheat, First Securities, Inc., as underwriters in connection with an offering of our shares in 1997.

      o 34,500 shares of common stock issuable upon exercise of the warrants we granted to Volpe, Welty & Company, as underwriters in connection with an offering of our shares in 1997.

      o 1,200,000 shares of common stock issuable under the equity line of credit agreement with Castlebar.

      o 33,000 shares of common stock issuable upon exercise of warrants that we granted, plus 33,000 shares of common stock issuable upon exercise of warrants that we may grant in the future, to Castlebar in connection with the equity line of credit.

      o 16,500 shares of common stock issuable upon exercise of the warrants that we may grant in the future to Jesup & Lamont Securities Corporation as a placement fee in connection with the equity line of credit.

      o 554,707 shares of common stock issuable upon exercise of warrants that we granted to investors and the placement agent in connection with the private offerings of our shares in March 2001 and in May 2001.

      o 100,000 shares of common stock issuable upon exercise of warrants that we granted to Castlebar in connection with the private offering of our shares in October 2001.

(3) Excludes 68,000 shares of common stock issuable upon exercise of warrants that we granted on October 18, 2001 to Jesup & Lamont in connection with the private offering of our shares in October 2001.

(4) Assumes that we issue all 1,200,000 shares of common stock under the equity line of credit agreement and that Castlebar exercises all 66,000 warrants we granted or may grant in the future to it.

                                  RISK FACTORS

A purchase of our common stock is speculative and involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included or incorporated by reference in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In this case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Because of Significant R&D and Other Costs, We Have Never Been Profitable, We Do Not Expect To Become Profitable in the Foreseeable Future, and We May Never Become Profitable

We incurred losses in each of the last three years. We incurred a net loss of $876,000 for fiscal year 1998, a net loss of $8.4 million for fiscal year 1999, and a net loss of $9.7 million for fiscal year 2000. As of September 30, 2001, we had an accumulated deficit of $36.2 million. The process of developing our products requires significant research and development, including basic research, pre-clinical and clinical development, as well as Food and Drug Administration regulatory approval. These activities, together with our sales, marketing, general and administrative expenses, have resulted in operating losses in the past and, in the absence of significant licensing transactions for products in our research and development pipeline, we expect these losses to continue for the foreseeable future. We may never achieve profitability. As a result, the market price of our common stock could decline.

Because Our Operating Results Are Subject To Significant Fluctuations and Uncertainties, We May Not Be Able to Meet All of Our Future Expense Obligations, and Our Failure to Meet Public Market Analysts or Investors' Expectations Regarding Earnings May Cause Our Stock Price To Decline

Our operating results are subject to significant fluctuations and uncertainties due to a number of factors including, among others:

      o the timing and achievement of licensing transactions, including milestones and other performance factors associated with these contracts

      o the time and costs involved in patent research and development of our proprietary position

      o continued scientific progress and level of expenditures in our research and development programs

      o the cost of manufacturing scale-up and production batches, including vendor provided activities and costs

      o     the time and costs involved in obtaining regulatory approvals

      o changes in general economic conditions and drug delivery technologies

      o new products and product enhancements that we or our competitors introduce

      o     the expiration of existing patents and related revenues

As a result of these factors and other uncertainties, our operating results have fluctuated significantly over the last three years, from a net loss of $876,000 in 1998, to a net loss of $8.4 million in 1999 and a net loss of $9.7 million in 2000. Over the past four quarters, our operating losses have increased by as much as 82% and have decreased by as much as 11% from one quarter to another. In order to illustrate these fluctuations, we had a larger than expected loss per share in the second quarter of 2000 due to an unexpected decline in royalty income from our licensee Bristol-Myers Squibb's decreased sales of Stadol(R) NS(TM) and from unexpected compensation expenses we paid to the estate of our former deceased CEO. Although this larger than expected loss per share in the second quarter of 2000 did not affect our business or operations because we had adequate cash reserves and in general do not rely solely on our operating results to meet our expense obligations, it is possible that larger than expected losses in the future during any single quarter could affect our ability to meet all of our expense obligations or may require us to prioritize, modify or cease some of our development programs.

Our revenues and operating results, particularly those reported on a quarterly basis, may continue to fluctuate significantly. This makes it difficult to forecast our operating results. Therefore, we believe that quarterly comparisons of our operating results will not be meaningful, and you should not rely on them as an indication of our future performance. Also, our operating results in a future quarter or quarters may fall below the expectations of public market analysts or investors. If this were to occur, the price of our stock could decline.

Because Intellectual Property Rights Are of Limited Duration, Expiration of Intellectual Property Rights and Licenses May Negatively Impact Our Operating Results

Intellectual property, such as patents, and license agreements based on those patents generally are of limited duration. Our operating results depend on our patents and intellectual property licenses. Therefore, the expiration or other loss of rights associated with intellectual property and intellectual property licenses can negatively impact our business. For example, in the past we received significant revenues from royalties on sale of Stadol(R)NS(TM). The underlying patent on Stadol(R)NS(TM) expired in August 2001, resulting in the discontinuance of U.S. royalties from Bristol-Myers Squibb, the licensee. We expect that this event will adversely affect revenue and income from operations in the second half of year 2001.

If We Are Unable to Adequately Protect Our Proprietary Technology from Legal Challenges, Infringement or Alternative Technologies, This May Hurt Our Competitive Position

We specialize in the nasal delivery of pharmaceutical products and rely on the issuance of patents, both in the U.S. and internationally, for protection against nasal product competition. Although we believe that we exercise the necessary due diligence in our patent filings, our proprietary position is not established until the appropriate regulatory authorities actually issue a patent, which may take several years after initial filing.

Moreover, even the established patent positions of pharmaceutical companies are generally uncertain and involve complex legal and factual issues. Although we believe our issued patents are valid, it is possible that others may nevertheless challenge our issued patents, that our issued patents will not withstand review in a court of competent jurisdiction, and that a court will hold our issued patents to be invalid. Furthermore, it is possible that others will infringe or otherwise circumvent our issued patents and that we will be unable to fund the cost of litigation against them.

In addition, we may not be able to protect our established and pending patent positions from competitive drug delivery technologies, which may provide more effective therapeutic benefit to patients and which may therefore make our products, technology and/or proprietary position obsolete.

If we are unable to adequately protect our proprietary technology from legal challenges, infringement or alternative technologies, we may not be able to compete in the pharmaceutical delivery business.

If The Commercial Opportunity for Nasally Administered Products Is Limited, This Could Impact Our Anticipated Future Revenue Growth

The physical and chemical properties of a drug affect our ability to develop a method of delivering it intranasally. Although we continue to explore the feasibility of nasally delivering drugs that are large, more complex molecules, we have more expertise in nasal delivery of smaller, less complex molecules. The universe of nasal products that qualify as small molecules and are available for commercialization may be limited. Accordingly, we may be subject to intense competition in these potential products, which can affect our anticipated future revenue growth. Although we need to accelerate our research of larger molecules, it is possible that we will not be successful in these areas. If we are not successful in these areas, our future revenue may not grow at all or as quickly as anticipated.

We May Require Additional Financing in the Future, and If Additional Capital Is Not Available, We May Have To Curtail or Cease Operations

Subject to the success of our development programs and potential licensing transactions, we may require an additional infusion of capital to complete the research and development activities we currently contemplate and to commercialize our proposed products. We may need to raise additional capital to fund more rapid expansion, to develop and commercialize new products, to enhance existing services to respond to competitive pressures, and to acquire complementary businesses or technologies. Our future capital needs depend on many factors, including:

      o the scope, duration and expenditures associated with our current research and development programs

      o     continued scientific progress in these programs

      o     the outcome of potential licensing transactions, if any

      o     competing technological developments

      o     our proprietary patent position, if any, in our products

      o     the regulatory approval process for our products

      o     other factors which may not be within our control

We may not be able to obtain additional financing at these times on terms favorable to us, if at all. For example, a decline in the trading volume or price of our common stock may reduce the maximum amount we may be able to draw down under our equity line of credit agreement with Castlebar Enterprises Limited.

Without additional funding, we may have to delay, reduce or eliminate one or more research or development programs and reduce overall overhead expenses. This action may reduce the market price of our common stock.

If We Fail To Obtain Regulatory Approvals For Our Products, We Will Be Prevented From Marketing Our Products and We Will Incur Substantial Losses

We embark on specific research or development projects that address unmet medical needs. Numerous governmental authorities in the United States and other countries subject these projects to significant regulation. For example, we must file New Drug Applications with the Food and Drug Administration for most of these projects. The process of completing clinical testing and obtaining FDA approval for a new drug product requires substantial resources over a number of years. If we do not receive the necessary regulatory approvals along the way, we will not be able to progress clinically in our projects and may be forced to abandon projects after incurring substantial costs. For example, in 2000 the FDA rejected the New Drug Application for our nasally administered scopolamine product primarily because we failed to present adequate safety data. This action, along with the uncertain costs associated with these studies and with the re-filing of the New Drug Application, have contributed to an indefinite deferral of our program until a collaborative partner is found to share the future development, sales and marketing risks. Moreover, other factors, such as a periodic reassessment of the ranking of projects within our portfolio, may create further uncertainty of the continuing viability of any project in process, including nasally administered scopolamine. Finally, we may encounter significant delays or excessive costs in our efforts, even if we are eventually successful in achieving regulatory approval. If we cannot obtain regulatory approval of our products, we will not be able to generate revenues and become profitable.

Because We Have No Experience in Marketing or Selling Our Proposed Products, These Products May Never Be Successful

Even if we are able to develop our products and obtain necessary regulatory approvals, we have no experience in marketing or commercializing any of our proposed products. We are dependent on our ability to find collaborative marketing partners for commercial sale of our products. Even if we find a potential marketing partner, we may not be able to negotiate a licensing contract on favorable terms to justify our investment or achieve adequate revenues. In addition, a licensing transaction with a marketing partner does not assure a product's success, which is dependent upon patients, physicians or third-party payers accepting the product.

Our products may prove to be unsuccessful if various parties, including government health administration authorities, private health care insurers and other health care payers, such as health maintenance organizations and self-insured employee plans that determine reimbursement to the consumer, do not accept our products. We cannot assure you that reimbursement will be available at all or at levels sufficient to allow our marketing partners to achieve profitable price levels for our products. If we fail to achieve adequate reimbursement levels, patients may not purchase our products and sales of these products will be reduced.

Because We Will Face Intense Competition, This May Limit Our Ability To Achieve Profitability

Our competitors are numerous and include, among others, major pharmaceutical companies, biotechnology firms, universities and other research institutions. Our competitors may succeed in developing technologies and products that are more effective than the nasal technology we are developing or that will cause our technology or products to become obsolete or noncompetitive.

Many of our competitors have substantially greater financial and technical resources and production and marketing capabilities than we have. They also may have greater experience in conducting preclinical testing and clinical trials of pharmaceutical products and obtaining FDA and other regulatory approvals. Therefore, our competitors may succeed in obtaining FDA approval for products faster than we could. Even if we commence commercial sales of our products, we will also be competing against their manufacturing efficiency and marketing capabilities, areas in which we have limited or no experience.

Although we believe that our ownership of patents for our nasal delivery products will limit direct competition with these products, we must also compete with other promising technologies such as controlled release, target organ or site release, pumps, polymers, microemulsion, monoclonal antibodies, inhalation, ocular, liposomal, implants, transdermal passive and transdermal electrotransport. Our competitors may develop other products using these or other delivery alternatives that may be as or more effective than our products and proposed products. We may not be able to compete effectively with other commercially available products or drug delivery technologies.

If We Have a Problem With Our Manufacturing Facility, If We or Our Suppliers Fail to Comply with Applicable Regulations, or If We Fail to Broaden Our Sources of Supply, We May Not Be Able To Market Our Products or Conduct Clinical Trials

Generally, we manufacture all of our products for clinical and commercial use at our principal manufacturing facility located in Hauppauge, New York. Although it is our intent to have multiple suppliers for materials and components of our manufactured products, we cannot ensure that this will occur. In addition, we must produce these products in compliance with federal and state regulations. These authorities also subject our facilities to inspection. In addition, some of our key suppliers, such as Roussel Corporation, SGD Pharma, and Pfeiffer of America, are also subject to regulatory compliance. If we have a problem at our manufacturing facility, or if we or our suppliers fail to comply with federal and state regulations or otherwise fail to perform their respective obligations in a timely fashion or not at all, these problems or failures could cause a delay in clinical trials or the supply of product to market. Any significant delay or failure to perform could also jeopardize our performance contracts with collaborative partners, result in material penalties to us, and jeopardize the commercial viability of our products.

Changes in the Health Care Industry That Are Beyond Our Control May Be Detrimental To Our Business

The health care industry is changing rapidly as the public, government, medical professionals and the pharmaceutical industry examine ways to broaden medical coverage while controlling the increase in health care costs. Potential changes could put pressure on the prices of prescription pharmaceutical products and reduce our business or prospects. We cannot predict when, if any, proposed health care reforms will be implemented, and these changes are beyond our control.

If There Are Unforeseen or Unknown Liabilities in Connection With the Operation of Our Acquired Business, Atossa, These Liabilities Will Reduce Our Working Capital, Liquidity and Profitability

On August 8, 2000, we acquired Atossa HealthCare Inc., a development stage company based in Washington state which is developing a proprietary platform of diagnostics and treatments related to breast cancer risk assessment and therapeutics and other women's health care products. We effected the acquisition via a merger of Atossa Acquisition Corporation Inc., a wholly owned subsidiary of Nastech, with and into Atossa, after which Atossa became a wholly owned subsidiary of Nastech. The total consideration we paid for Atossa -- 600,000 shares of our common stock with a market value of approximately $2.5 million -- was agreed upon between parties after extensive negotiations. The amount of consideration paid to Atossa was based exclusively on these negotiations. The consideration paid does not bear any relationship to the net book value of Atossa and may not necessarily bear any relationship to any other recognized measure of value.

Unforeseen and unknown liabilities may arise in connection with the ownership and operation of Atossa. Although we believe that the acquisition structure and due diligence we employed minimize the risk of pre-existing claims being successfully asserted against Nastech, it is possible that others will assert against us claims they originally had against Atossa and that these claims may result in material liabilities to us. The occurrence of any liability of this kind can reduce our working capital and liquidity and make us less profitable.

If We Lose Our Key Personnel, or If We Are Unable To Attract and Retain Additional Personnel, Then We May Be Unable To Successfully Develop Our Business

If we lose our President, Chief Executive Officer and Chairman of the Board, Dr. Steven Quay, or any of our other key managers, this event could seriously harm our business. Although we generally execute employment agreements with key personnel, this is not a guarantee that we will be able to retain them or that we will be able to replace any of them if we lose their services for any reason. Competition for these managers is intense. In addition, the location of our facilities may limit the pool of technical talent available to us. We have employed many of our key managers for several years. If we have to replace any of these individuals, we will not be able to replace the significant amount of knowledge that they have about our operations. We do not maintain "key man" insurance policies on any of our managers.

We Expect To Sell Shares of Our Common Stock in the Future, including Shares Issued Under the Equity Line of Credit, and These Sales Will Dilute the Interests of Security Holders and Depress the Price of Our Common Stock

As of September 30, 2001, there were 8,054,676 shares of common stock outstanding, there were outstanding options to purchase approximately 2,125,372 shares of our common stock, and there were outstanding warrants to purchase approximately 756,707 shares of our common stock, including the 100,000 shares of common stock which are issuable under the warrant we granted on August 16, 2001 to Castlebar as consideration for Castlebar's consent under the equity line of credit agreement to our private placement of shares to the other selling stockholders in October 2001. There are also 1,249,500 shares of common stock which are issuable under the equity line of credit and under the warrants which we may grant in the future to Castlebar and Jesup & Lamont, and 68,000 shares of common stock underlying the warrants we granted to Jesup & Lamont on October 18, 2001 as a placement fee for their services in introducing us to some of the selling stockholders in connection with the private placement of our shares in October 2001. We may also issue additional shares in acquisitions, financings or in connection with the grant of additional stock options to our employees, officers, directors and consultants under our stock option plans.

The issuance or even the potential issuance of shares under the equity line of credit, in connection with any other additional financing, and upon exercise of warrants, options or rights will have a dilutive impact on other stockholders and could have a negative effect on the market price of our common stock. In addition, if we draw down under the equity line of credit, we will issue shares to Castlebar at a discount to the daily volume weighted average prices of our common stock during the 22 trading days after notification of a drawdown. This will further dilute the interests of other stockholders.

If We Draw Down on the Equity Line of Credit When Share Prices Are Decreasing, We Will Need To Issue More Shares, which Will Lead To Dilution and Potentially Further Price Decrease

As we sell shares of our common stock to Castlebar under the equity line of credit, and then Castlebar sells the common stock to third parties, our common stock price may decrease due to the additional shares in the market. If we decide to draw down on the equity line of credit as the price of our common stock decreases, we will need to issue more shares of our common stock for any given dollar amount that Castlebar invests, subject to the minimum selling price we specify. The more shares that we issue under the equity line of credit, the more diluted our shares will be and the more our stock price may decrease. This may encourage short sales, which could place further downward pressure on the price of our common stock.

The Anti-Takeover Provisions of Our Stockholder Rights Plan May Entrench Management, May Delay or Prevent Beneficial Takeover Bids by Third Parties, and May Prevent or Frustrate any Shareholder Attempt to Replace or Remove the Current Management Even If the Shareholders Consider It Beneficial To Do So

We have a stockholder rights plan designed to protect our stockholders from coercive or unfair takeover tactics. Under the plan, we declared a dividend of one preferred stock purchase right for each share of common stock outstanding on March 17, 2000. Each preferred stock purchase right entitles the holder to purchase from Nastech 1/1000 of a share of Series A Junior Participating Preferred Stock for $50. Generally, in the event any acquiring entity or group accumulates or initiates a tender offer to purchase 15% or more of our common stock, then each holder of a preferred stock purchase right, other than the acquiring entity, will have the right to receive, upon exercise of the preferred stock purchase right, shares of Nastech common stock or shares in the acquiring entity having a value equal to two times the exercise price of the preferred stock purchase right.

The intent of the stockholder rights plan is to protect our stockholders' interests by encouraging anyone seeking control of our company to negotiate with our board of directors. However, our stockholder rights plan could make it more difficult for a third party to acquire us without the consent of our board of directors, even if doing so would be beneficial to our shareholders. These provisions apply even if the offer may be considered beneficial by some stockholders. Furthermore, the anti-takeover provisions of our stockholder rights plan may entrench management and make it more difficult for shareholders to replace management even if the shareholders consider it beneficial to do so.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus and in the documents that are incorporated by reference in this prospectus, all of which are subject to risks and uncertainties. Forward-looking statements include information concerning our possible or assumed future results of operations. Also, when we use words such as "believe," "expect," "anticipate" or similar expressions, we are making forward-looking statements. You should not rely on the forward-looking statements in this prospectus. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those described in "Risk Factors" and elsewhere in this prospectus.

We believe that it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors described in the preceding pages, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could materially affect our business, lower our operating results and worsen our financial condition.

                            ------------------------

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. The information contained in this prospectus is current only as of the date on the front of this prospectus.

                                 USE OF PROCEEDS

We will not receive any proceeds from Castlebar's sales of shares. However, we will receive the proceeds from any sale of common stock to Castlebar under the equity line of credit agreement described in this prospectus and upon the exercise of Castlebar's warrants when, and if, it exercises the warrants. If we issued all 1,266,000 shares covered by this prospectus -- through drawdowns under the equity line of credit and through the exercise of warrants -- then based upon the volume weighted average price of $9.85 of our common stock on November 13, 2001, we would realize net proceeds of approximately $10,197,500. This amount of proceeds takes into account the discount to the volume weighted average price that Castlebar will receive and the $20,000 we paid to Castlebar's legal counsel, Epstein Becker & Green P.C., to cover its legal and administrative expenses. It also reflects the 4% brokerage fee payable to Jesup & Lamont, which, based on the prior example, will equal $408,972. In addition, a portion of the proceeds from the initial drawdown under the equity line of credit, if and when made, may be used to pay the expenses of this offering, which are estimated at approximately $170,000.

We expect to use substantially all the net proceeds from the exercise of the warrants referred to above for general corporate purposes, including working capital, and research and development. The amounts we actually expend for working capital and other purposes may vary significantly and will depend on a number of factors including, but not limited to, the actual net proceeds received, the amount of our future revenues and other factors described under "Risk Factors." Accordingly, our management will retain broad discretion in the allocation of the net proceeds. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. We have no current plans, agreements or commitments with respect to any of these transactions, and we are not currently engaged in any negotiations with respect to any of these transactions. Pending these uses, the net proceeds of this offering will be invested in money market funds and/or short-term, interest-bearing, investment-grade securities or guaranteed obligations of the U.S. government.

                           PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the Nasdaq National Market under the symbol "NSTK." The following table describes the range of high and low bid prices per share of our common stock as reported on the Nasdaq National Market for the last two and three-fourths years. These quotations represent prices between dealers and do not reflect retail markups, markdowns or commissions and may not necessarily represent actual transactions.

                                                        Low            High
                                                        ---            ----
2001

First Quarter.........................................  $3.88         $9.94
Second Quarter .......................................  $4.37         $8.77
Third Quarter.........................................  $5.70        $11.37

2000

First Quarter.........................................  $2.53         $8.38
Second Quarter........................................  $3.25         $5.88
Third Quarter.........................................  $3.81         $7.50
Fourth Quarter........................................  $5.44         $8.97

1999

First Quarter.........................................  $3.00         $6.25
Second Quarter........................................  $2.56         $3.63
Third Quarter.........................................  $2.75         $4.44
Fourth Quarter........................................  $1.56         $3.63

We believe that there are currently approximately 5,000 record holders of our common stock, including several brokerage firms holding shares in street name for beneficial owners. On November 13, 2001, the closing bid price of our common stock as quoted on the Nasdaq National Market was $9.83.

Castlebar will sell their shares on the Nasdaq National Market, on the over-the-counter market or otherwise at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. Castlebar will act independently of us in making decisions with respect to the form, timing, manner and size of each sale.

                                 DIVIDEND POLICY

Since our inception, we have never paid or declared any cash dividends on our shares of common stock. However, in February 2000, we declared a dividend of one preferred stock purchase right for each share of common stock held of record on March 17, 2000, under a stockholder rights plan designed to protect stockholders from coercive or unfair takeover tactics. The preferred stock purchase rights are exercisable only when a person or group of affiliated persons accumulate or initiate a tender offer to purchase 15% or more of our common stock. Upon exercise, each preferred stock purchase right will entitle its holder, other than the acquirer and its affiliates, to purchase 1/1000 of a share of our Series A Junior Participating Preferred Stock at a price of $50 per 1/1000 of a preferred share. The terms of the rights plan and the dividend paid on March 17, 2000, are more fully set out in the rights plan incorporated by reference as an exhibit to the registration statement to which this prospectus pertains.

We have no current plans to pay any further dividends on our common stock and intend to retain earnings, if any, for working capital purposes. Any future decision to pay dividends on the common stock will depend upon our results of operations, capital requirements, the financial condition and other factors that the board of directors deems relevant.

                                 CAPITALIZATION

The following table sets forth as of September 30, 2001:

      (1)   our actual capitalization; and

      (2) our as adjusted capitalization after giving effect to the issuance of the 1,266,000 shares of common stock covered by this prospectus, using the $9.85 per share market price of our common stock on November 13, 2001, and the application of the net proceeds of the offering. The as adjusted information does not include the 16,500 shares underlying the warrants that may be granted in the future to Jesup & Lamont Securities Corporation which are not covered by this prospectus or the 2,125,372 shares of common stock issuable upon exercise of options and warrants outstanding at September 30, 2001, other than the warrants granted to Castlebar.

This table should be read in conjunction with financial statements and the notes included with the financial statements which are incorporated by reference in this prospectus.

                                                       As of September 30, 2001
                                                              (unaudited)
                                             -----------------------------------------------
                                                      Actual (1)    As Adjusted (2)
                                             -----------------------------------------------
                                             (in thousands, except share and per share data)
Stockholders' equity:
    Common Stock, par value $.006 per share;
      authorized: 25,000,000; actual issued:
      8,095,440 ..................................           $49            $56

    Preferred Stock, par value $.01 per share;
      authorized: 100,000; issued: none ..........             0              0

Additional paid-in capital .......................       $45,864        $56,626
Accumulated deficit ..............................       (36,209)       (36,209)
Treasury stock, at cost, 77,000 shares ...........           (78)           (78)
                                                        --------       --------
Total capitalization .............................        $9,626        $20,396
                                                        ========       ========

                                    DILUTION

The issuance of additional shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

The net tangible book value of our common stock as of September 30, 2001, was $9,522,000, or approximately $1.18 per share, based on 8,054,676 shares outstanding on September 30, 2001. If, on September 30, 2001, we issued the 1,266,000 shares covered by this prospectus -- through drawdowns under the equity line of credit and through the exercise of warrants -- then based upon the volume weighted average price of $9.85 of our common stock on November 13, 2001, we would realize net proceeds of approximately $10,197,500, or $8.06 per share. These total net proceeds reflect Castlebar's discount to the volume weighted average price for our common stock on November 13, 2001, the exercise price of the warrants, the fees payable to Jesup & Lamont, and the related expenses of this offering. If we apply these net proceeds as of September 30, 2001, then our pro forma net tangible book value as of September 30, 2001 would have been $19,719,878, or $2.12 per share. This represents an immediate increase in the net tangible book value of $0.94 per share to existing stockholders on September 30, 2001.

If Castlebar then resold all 1,266,000 shares to the public using this prospectus at the $9.85 per share market price of our common stock on November 13, 2001, then the purchasers of common stock under this prospectus would realize an immediate dilution in net tangible book value of approximately $7.73 per share. The actual dilution to the purchasers under this prospectus may be greater or less than in this example, depending on the actual price they pay for shares, the actual prices at which we issue shares to Castlebar under the equity line of credit agreement and how many of the vested options and warrants outstanding have been exercised at the time of the investment.

                         EQUITY LINE OF CREDIT AGREEMENT

Overview

On July 11, 2000, we entered into an equity line of credit agreement with Castlebar Enterprises Limited in order to establish a possible source of funding for the development of our current and planned products. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility.

Under the equity line of credit agreement, Castlebar has agreed to purchase up to 1,200,000 shares of our common stock during the 36-month period following the effective date of the registration statement to which this prospectus relates. During this 36-month period, we may request a drawdown under the equity line of credit by selling shares of our common stock to Castlebar, and Castlebar will be obligated to purchase the shares. Castlebar's obligation to honor all drawdown requests and to purchase the shares is absolute, subject only to the conditions contained in the equity line of credit agreement, see "--Necessary Conditions Before Castlebar is Obligated to Purchase our Shares" below. We have full recourse against Castlebar for the entire amount of all drawdown notices during the entire term of the equity line of credit agreement.

During the 22 trading days following a drawdown request, we will calculate the amount of shares we will sell to Castlebar and the purchase price per share based on the volume weighted average price of our common stock, less discounts and fees. Upon the exercise of each drawdown, we will receive the amount of the drawdown less a brokerage fee payable to Jesup & Lamont equal to 4% of the net purchase price for each sale. Jesup & Lamont is the placement agent which introduced Castlebar to us and is a registered broker-dealer.

The Drawdown Procedure and the Stock Purchases

We may request a drawdown once every 22 trading days, although we are under no obligation to do so, by faxing a drawdown notice to Castlebar, stating the amount of the drawdown we wish to exercise and the lowest daily volume weighted average price, if any, at which we are willing to sell the shares. Our President and Chief Executive Officer in his sole and absolute discretion will set the minimum volume weighted average price.

      Amount of the Drawdown

The minimum amount we can draw down at any one time is $250,000 worth of common stock. The maximum amount we can draw down at any one time will be determined at the time of the drawdown request according to the following formula:

      o 4.5% of the weighted average price of our common stock for the three month period prior to the date of the drawdown request

      o multiplied by the total trading volume of the common stock for the three month period prior to the date of the drawdown request.

Using this formula, if we had requested a drawdown on November 14, 2001, the maximum amount we could draw down at one time would have been $638,982 worth of common stock, based on a weighted average price of $8.83 for the three month period prior to November 14, 2001, and a total trading volume of 1,607,300 shares for the three month period prior to November 14, 2001.

      Calculation of Purchase Price

On the day following the delivery of the drawdown notice, a valuation period of 22 trading days will start. The price per share of common stock sold to Castlebar will be determined on each of the 22 trading days following the delivery of the drawdown notice as follows:

      o On each trading day during the valuation period where the daily volume weighted average price of our common stock on the Nasdaq National Market exceeds the minimum price, if any, indicated in the drawdown notice, the purchase price will equal to 86.5% of the volume weighted average price on that day.

      o If the volume weighted average price on a given trading day is less than the minimum price, then Castlebar will have the option to purchase the common stock for that day at a price equal to 86.5% of the minimum price.

      o If Castlebar elects not to purchase shares when the volume weighted average price is below the minimum price, then the amount of the drawdown will be reduced by 1/22.

      Number of Shares Issued

On each of the 22 trading days during the valuation period, the number of shares to be issued to Castlebar will be determined by dividing 1/22 of the drawdown amount by the purchase price on each trading day. If the volume weighted average price for our common stock on any trading day during the 22 trading day calculation period is below the minimum price, and Castlebar elects not to purchase shares when the volume weighted average price is below the minimum price, then we will not issue any shares on that day, and the drawdown amount will be reduced by 1/22.

Using this purchase price formula, and assuming a volume weighted average price throughout the pricing period equal to the $9.85 per share volume weighted average price of our common stock on November 13, 2001, the maximum number of shares we could have sold to Castlebar at one time would have been 64,871 shares, based on the $638,982 maximum drawdown amount.

If we set a minimum price too high and our stock price does not consistently meet that level during the 22 trading days after our drawdown request, the amount we can draw and the number of shares we sell to Castlebar will be reduced. On the other hand, if we set a minimum price too low and our stock price falls significantly but stays above the minimum price, we will have to issue a greater number of shares to Castlebar at the reduced price.

      Payment for Shares Issued

The shares purchased on the first 11 trading days will be issued and paid for on the 13th trading day following the drawdown request. The shares purchased on the 12th through the 22nd trading days will be issued and paid for on the 24th trading day following the drawdown request. We will receive the purchase price less a brokerage fee payable to Jesup & Lamont equal to 4% of the net purchase price for each drawdown.

      Short Term Warrants

The equity line of credit agreement contains a provision that obligates us to grant Castlebar warrants to purchase a number of shares of common stock equal to 25% of the number of shares Castlebar purchases on each of the 13th and 24th trading days following a drawdown request. However, on January 3, 2001, Castlebar waived all its rights to receive these short term warrants. Accordingly, we will not issue any short term warrants under this provision.

      Drawdown Warrants

On the 24th trading day following the drawdown request, we will also grant Castlebar and Jesup & Lamont warrants to purchase an additional 1,000 shares of common stock for each $100,000 we draw down under the equity line of credit, up to a maximum of 33,000 additional warrants for Castlebar and 16,500 additional warrants for Jesup & Lamont. See "--The Grant of Warrants and Costs of Closing Each Drawdown" below. This prospectus does not cover the shares underlying the 16,500 additional warrants that we may grant in the future to Jesup & Lamont.

Sample drawdown calculation

The following is an example that shows how we would calculate the number of shares we would issue to Castlebar. It is based on a drawdown amount of $750,000 and a minimum price of $6.50 per share. This example uses a hypothetical drawdown date of December 6, 2000, and is purely for the purpose of giving the reader an example of how we would make these calculations; it is not meant to show the actual amount of shares that we would issue or the actual amount of proceeds we would realize:

------------------------------------------------------------------------------------------------------------------------
                                                 Greater of
                                                   Volume
                                                  Weighted
                                                  Average     Purchase
                          Volume                  Price or     Price     Optional Purchase                     # of
                         Weighted     Minimum     Minimum      (after       (assumed for                      Shares
     Trading Date      Average Price   Price       Price     discount)  purpose of example)    Principal     Purchased
------------------------------------------------------------------------------------------------------------------------
        12/7/00           $7.8848      $6.500      $7.885      $6.820                          $34,090.91      4,998
------------------------------------------------------------------------------------------------------------------------
        12/8/00           $7.8021      $6.500      $7.802      $6.749                          $34,090.91      5,051
------------------------------------------------------------------------------------------------------------------------
       12/11/00           $8.1214      $6.500      $8.121      $7.025                          $34,090.91      4,853
------------------------------------------------------------------------------------------------------------------------
       12/12/00           $8.1348      $6.500      $8.135      $7.037                          $34,090.91      4,845
------------------------------------------------------------------------------------------------------------------------
       12/13/00           $7.9520      $6.500      $7.952      $6.878                          $34,090.91      4,956
------------------------------------------------------------------------------------------------------------------------
       12/14/00           $7.6041      $6.500      $7.604      $6.578                          $34,090.91      5,183
------------------------------------------------------------------------------------------------------------------------
       12/15/00           $7.2569      $6.500      $7.257      $6.277                          $34,090.91      5,431
------------------------------------------------------------------------------------------------------------------------
       12/18/00           $7.5192      $6.500      $7.519      $6.504                          $34,090.91      5,241
------------------------------------------------------------------------------------------------------------------------
       12/19/00           $7.3182      $6.500      $7.318      $6.330                          $34,090.91      5,385
------------------------------------------------------------------------------------------------------------------------
       12/20/00           $7.1170      $6.500      $7.117      $6.156                          $34,090.91      5,538
------------------------------------------------------------------------------------------------------------------------
       12/21/00           $6.9526      $6.500      $6.953      $6.014                          $34,090.91      5,669
------------------------------------------------------------------------------------------------------------------------
 Settlement on Day 13                                          $6.579                           $375,000      57,150
                                                            ============                    ============================
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
       12/22/00           $6.8168      $6.500      $6.817      $5.897                          $34,090.91      5,782
------------------------------------------------------------------------------------------------------------------------
       12/26/00           $6.8022      $6.500      $6.802      $5.884                          $34,090.91      5,794
------------------------------------------------------------------------------------------------------------------------
       12/27/00           $6.4462      $6.500      $6.500       N/A        Not exercised          N/A           N/A
------------------------------------------------------------------------------------------------------------------------
       12/28/00           $6.6869      $6.500      $6.687      $5.784                          $34,090.91      5,894
------------------------------------------------------------------------------------------------------------------------
       12/29/00           $6.8576      $6.500      $6.858      $5.932                          $34,090.91      5,747
------------------------------------------------------------------------------------------------------------------------
        1/2/01            $6.6306      $6.500      $6.631      $5.735                          $34,090.91      5,944
------------------------------------------------------------------------------------------------------------------------
        1/3/01            $6.5234      $6.500      $6.523      $5.643                          $34,090.91      6,042
------------------------------------------------------------------------------------------------------------------------
        1/4/01            $7.1615      $6.500      $7.162      $6.195                          $34,090.91      5,503
------------------------------------------------------------------------------------------------------------------------
        1/5/01            $7.5631      $6.500      $7.563      $6.542                          $34,090.91      5,211
------------------------------------------------------------------------------------------------------------------------
        1/8/01            $7.9531      $6.500      $7.953      $6.879                          $34,090.91      4,955
------------------------------------------------------------------------------------------------------------------------
        1/9/01            $7.7445      $6.500      $7.745      $6.699                          $34,090.91      5,089
------------------------------------------------------------------------------------------------------------------------
 Settlement on Day 24                                          $6.092                           $340,909      55,961
                                                            ============                    ============================
------------------------------------------------------------------------------------------------------------------------

                                                            ------------                    ----------------------------
     Totals                                                    $6.329                           $715,909      113,111
                                                            ============                    ============================
     Less broker's (Jesup & Lamont) commission of 4%                                          ($28,636.36)
                                                                                            ----------------------------
                                                            ------------
     Net proceeds to Nastech                                   $6.076                           $687,273      113,111
                                                            ============                    ============================

The Grant of Warrants and Costs of Closing Each Drawdown

At the closing of the equity line of credit on July 11, 2000, we paid $20,000 to Castlebar's legal counsel, Epstein Becker & Green P.C., to cover its legal and administrative expenses.

As consideration for the opening of the equity line of credit, we granted Castlebar warrants to purchase 33,000 shares of common stock. As consideration for Jesup & Lamont's services as placement agent in connection with this offering, we granted Jesup & Lamont warrants to purchase 16,500 shares of common stock, all of which Jesup & Lamont has previously exercised. Castlebar may exercise its warrants at any time prior to July 10, 2003, for $5.53 per share of common stock. However, if Castlebar ever fails to honor a drawdown notice, in addition to all other remedies available to us at law or in equity, Castlebar will forfeit and will return to us for cancellation a pro-rata portion of the 33,000 warrants granted to them, not including any warrants already exercised, based upon the portion of the 1,200,000 share commitment that Castlebar has not previously honored, provided that Castlebar will be able to keep a minimum of 1,650 warrants upon the forfeiture. Upon the forfeiture, we will maintain the registration statement in effect for a reasonable period, but not more than 20 trading days, so that Castlebar may dispose of any remaining shares of common stock it holds.

We believe that the fair value of Castlebar and Jesup & Lamont's warrants using customary pricing models was approximately $66,667 at the time of grant. The fair value of these warrants was reflected in our financial statements and recorded in general and administrative costs and expenses as a financing expense during the quarter ended September 30, 2000.

At the closing of each drawdown, we will also grant Castlebar and Jesup & Lamont warrants to purchase an additional 1,000 shares of common stock for each $100,000 we draw down under the equity line of credit, up to a maximum of 33,000 additional warrants for Castlebar and 16,500 additional warrants for Jesup & Lamont. This prospectus does not cover the shares underlying the 16,500 additional warrants that we may grant in the future to Jesup & Lamont. These additional warrants will be exercisable for three years from the grant date, and will have an exercise price equal to 120% of the average closing bid prices of our common stock on the 15 trading days prior to closing of each drawdown.

The fair value of these drawdown warrants is not determinable at this time because the exercise price will not be set until the occurrence of a future event. Upon the occurrence of a future equity drawdown, the related fair value of the warrants will be charged against paid-in capital in recognition of a capital transaction. Until then, the warrants grantable on future drawdowns will only be disclosed in the notes to our financial statements.

Neither Castlebar nor Jesup & Lamont will be obligated to exercise the warrants and to purchase any shares of common stock under these warrants.

Lastly, upon the receipt of each drawdown amount from Castlebar, we will pay a brokerage fee to Jesup & Lamont Securities Corporation equal to 4% of the net purchase price for each drawdown. Jesup & Lamont is the placement agent which introduced Castlebar to us and is a registered broker-dealer.

Necessary Conditions Before Castlebar is Obligated to Purchase our Shares

The following conditions must be satisfied before Castlebar is obligated to purchase the common stock according to a drawdown notice:

      o A registration statement for the shares must be effective and available on each drawdown settlement date so that Castlebar may freely sell the shares of shares of common stock it purchases;

      o All our representations and warranties to Castlebar contained in the equity line of credit agreement must be true and correct in all material respects;

      o We will have made reasonable efforts to obtain all permits and qualifications in accordance with any state blue sky laws in the states reasonably requested by Castlebar;

      o We have delivered into escrow or to the Depository Trust Company the shares of common stock being purchased;

      o We have delivered to our transfer agent instructions reasonably satisfactory to Castlebar;

      o We have satisfied all laws and regulations pertaining to the sale and issuance of the shares of common stock to Castlebar;

      o We have performed, satisfied and complied in all material respects with all covenants, agreements and conditions that we are required to perform, satisfy or comply with under the private equity line of credit agreement, registration rights agreement and escrow agreement;

      o No statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions that the equity line of credit agreement contemplates;

      o No governmental authority is conducting any litigation, proceeding or investigation, nor are any of these actions pending, which prohibits or adversely affects the consummation of the transactions that the equity line of credit agreement contemplates;

      o There have not been any material adverse changes in our business, operations, properties, or financial condition, except as disclosed in our filings with the SEC;

      o The SEC or the Nasdaq National Market must not have suspended trading in our common stock, and our common stock continues to be listed on the Nasdaq National Market;

      o We will have delivered an opinion of our counsel described in the equity line of credit agreement regarding the validity of shares and the matters listed above;

      o Twenty-two trading days have elapsed since the last drawdown request; and

      o Castlebar has received and is reasonably satisfied with other documents as they may reasonably request.

In addition, we may not issue any shares of common stock under the equity line of credit if the issuance results in Castlebar beneficially owning more than 9.9% of our then outstanding common stock. Of course, any of Castlebar's resales of shares would reduce the number of shares it beneficially owns, and would enable us to issue additional shares to Castlebar without violating this condition.

The listing requirements of the Nasdaq National Market also prohibit us from issuing 20% or more of our issued and outstanding shares of common stock at a price less than the greater of market value or book value, unless we obtain stockholder approval.

Restrictions on Future Financings

The equity line of credit agreement limits our ability to raise money by selling our securities to third parties at a discount to the market price during the term of the equity line of credit agreement. We may, however, sell our securities at a discount to market price in the following situations:

      o under any presently existing or future employee benefit plan, which plan our stockholders have approved or may approve;

      o under any compensatory plan for a full-time employee or key consultant;

      o     in an underwritten registered public offering;

      o in connection with a strategic partnership or other business transaction, the principal purpose of which is not to raise money;

      o in connection with any future private placement of our shares if we sell those securities for cash with registration rights;

      o in connection with any bridge financing arrangement which includes, as consideration for the lender to enter into the agreement, either the issuance of no more than 300,000 shares of common stock, or securities convertible into 300,000 shares of common stock, or an option to purchase no more than 300,000 shares of common stock, or securities convertible into 300,000 shares of common stock; and

      o     a transaction to which Castlebar gives its written approval.

Termination of the Equity Line of Credit Agreement

Castlebar may terminate the equity line of credit if any of the following events occur:

      o Any stop order or suspension of the effectiveness of this registration statement issues for an aggregate of 30 trading days during the 36-month term of the equity line of credit agreement, with some exceptions;

      o Our shares of common stock are delisted from the Nasdaq National Market unless the delisting is in connection with the listing of the shares on a comparable stock exchange in the United States;

      o Our common stock is no longer registered under Section 12(g) or 12(b) of the Exchange Act of 1934; or

      o     We cease to continue our corporate existence.

We may terminate the equity line of credit if Castlebar ever fails to honor a drawdown notice, although in this case we will also have full recourse against Castlebar for the entire amount of all drawdown notices during the remaining term of the equity line of credit agreement.

Indemnification of Castlebar

Castlebar is entitled to customary indemnification from us for any losses or liabilities it suffers based upon material misstatements or omissions from the registration statement and this prospectus, except as they relate to information Castlebar supplies to us for inclusion in the registration statement and prospectus.

                              SELLING STOCKHOLDERS

Overview

The 1,266,000 shares of common stock registered for resale under this prospectus constitute 13.8% of our issued and outstanding shares of common stock as of November 1, 2001. Because we do not know for certain how or when Castlebar will choose to sell its shares of common stock, we cannot estimate the amount of securities that it will actually offer for sale. There can be no assurance that Castlebar will sell any or all of the securities that this prospectus covers.

The following table sets forth Castlebar's beneficial ownership of our common stock as of the date of this prospectus:

                                   Nature of Relationship to     Number of Common Shares      Number of Common Shares
                                    Nastech within the Last        Owned Prior to this       that Holder Will Offer in
     Name of Security Holder              Three Years                   Offering                   this Offering
---------------------------------- --------------------------- ---------------------------- ----------------------------
Castlebar Enterprises Limited                 None                     133,000 (1)                Up to 1,266,000

(1) Includes 100,000 shares of common stock issuable to Castlebar upon exercise of the warrants that we granted to Castlebar in connection with the private offering of our shares in October 2001, which are not being registered under this registration statement and may not be offered and sold using this prospectus. It also includes the 33,000 shares of common stock issuable upon exercise of the warrants that we granted to Castlebar in connection with the equity line of credit, but it does not include the 33,000 shares of common stock issuable upon exercise of the warrants that we may grant in the future to Castlebar in connection with the equity line of credit.

Castlebar Enterprises Limited is a British Virgin Island corporation engaged in the business of investing in publicly traded equity securities for its own account. Castlebar's principal offices are located c/o Beacon Capital Management, Harbour House, 2nd Floor, Waterfront Drive, Road Town, Tortola, British Virgin Islands. The two directors of Castlebar, David Sims and Lamberto Banchetti, each have the authority to exercise any warrants granted to Castlebar and to sell and vote the shares of common stock issued under Equity Line of Credit Agreement and the warrants.

Due to the nature of the equity line of credit, Castlebar is deemed a statutory "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with its resales of any shares it purchases from us under the equity line of credit.

In order to consummate a private placement of our shares which we completed in October 2001, we needed to obtain a consent to the private placement from Castlebar under our equity line of credit agreement. Castlebar also consented to all future private offerings of our securities if we sell those securities for cash with registration rights. As consideration for Castlebar's consent, on August 16, 2001, we granted Castlebar warrants to purchase 100,000 shares of our common stock. Castlebar may exercise its warrants at any time prior to July 11, 2003, at a strike price of $10.00 per share of common stock. Castlebar is not obligated to exercise the warrants and to purchase any shares of common stock under these warrants.

Other than the 33,000 warrants we granted to Castlebar in connection with closing the equity line of credit agreement and the 100,000 warrants we granted to Castlebar as consideration for Castlebar's consent to our private placement of shares in October 2001, Castlebar does not currently own any of our securities. Other than its obligation to purchase shares of common stock under the equity line of credit agreement, Castlebar has no other commitments or arrangements to purchase or sell any of our securities. Castlebar and its control persons have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as stated above. If, in the future, Castlebar's relationship with us changes, we will amend or supplement this prospectus to update this disclosure.

                              PLAN OF DISTRIBUTION

General

Castlebar may offer for sale up to 1,266,000 shares of our common stock using this prospectus, which shares it will originally acquire from us under the terms of the equity line of credit agreement and the warrants we issued to them as more fully described under "Equity Line of Credit Agreement." Castlebar will offer the shares for its own account. We do not know for certain how or when Castlebar will choose to sell its shares of common stock. We will not receive any proceeds from Castlebar's sale of shares of common stock.

To permit Castlebar to resell the shares of common stock issued to it, we agreed to file a registration statement and all necessary amendments and supplements with the SEC for the purpose of registering and maintaining the registration of the shares. We will bear all costs relating to the registration of the common stock offered using this prospectus. We will keep the registration statement effective until the earliest of any of the following dates:

      o the date after which none of the shares of common stock that Castlebar holds that the registration statement covers are or may become issued and outstanding;

      o the date after which all of the shares of common stock that Castlebar holds have been transferred to persons who may trade the shares without restriction under the Securities Act of 1933 and we have delivered new certificates or other evidences of ownership of the shares without any restrictive legend;

      o the date after which Castlebar sells under the registration statement all of the shares of common stock that Castlebar holds that the registration statement covers; or

      o if Castlebar ever fails to honor a drawdown under the equity line of credit, we will maintain the registration statement in effect only for so long as Castlebar may request in order to dispose of any remaining shares of common stock it holds, not to exceed 20 trading days.

Castlebar will offer our common stock into the public market from time to time using this prospectus, although there can be no assurance that it will in fact sell any or all of the securities that this prospectus covers. The sales may be made on the Nasdaq National Market, on the over-the-counter market or otherwise at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. Castlebar will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. Castlebar has informed us that there are no existing arrangements between them and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which it may sell through this prospectus.

The shares of common stock may be sold in one or more of the following manners:

      o block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases that a broker or dealer makes for its account under this prospectus; or

      o ordinary brokerage transactions and transactions in which the broker solicits purchases.

Castlebar will pay all commissions and its own expenses, if any, associated with the sale of the shares of common stock. Castlebar will sell shares without paying any underwriting discounts or commissions, except for usual and customary selling commissions paid to brokers or dealers. However, in effecting sales, brokers or dealers that Castlebar engages may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any of Castlebar's sales of shares of common stock. Castlebar may pay brokers or dealers commissions, discounts or other concessions in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Any profits that these broker-dealers make on any resale of the shares of common stock as a principal and any commissions that these broker-dealers receive may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Castlebar may pay commissions to any broker-dealer participating in these transactions as agent. The purchaser of the shares of common stock may also pay commissions to any broker-dealer participating in these transactions if the broker-dealer acts as agent for the purchaser.

Broker-dealers may agree with Castlebar to sell a specified number of shares of common stock at a stipulated price per share and, to the extent a broker-dealer is unable to do so acting as agent for Castlebar, to purchase as principal any unsold shares of common stock at a price required to fulfill the broker-dealer commitment to Castlebar. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions, which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with the resales may pay to or receive from the purchasers of the shares of common stock commissions computed as described above. Brokers or dealers who acquire shares of common stock as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the shares of common stock.

Castlebar is deemed a statutory underwriter within the meaning of Section 2(11) of the Securities Act of 1933 with respect to any shares it sells. Castlebar has agreed to be named as a statutory underwriter and will be acting as an underwriter in its resales of the shares of common stock under this prospectus. Because Castlebar is deemed a statutory underwriter, the discounts and concessions it receives upon purchases of our common stock, and any profits it receives on the resale of the shares, will be deemed to be underwriting discounts and commissions under the Securities Act. Each time Castlebar purchases shares of our common stock under the equity line of credit agreement, it will receive a substantial discount to then current market price of our common stock. The price at which we will issue shares of common stock to Castlebar will be 13.5% below the daily volume weighted average prices of the common stock on the Nasdaq National Market during the 22 trading days following a drawdown notice. Assuming an average volume weighted average price of $9.83, based on recent daily closing bid prices of the common stock on the Nasdaq National Market, and assuming we use the entire line of credit and issue all 1,200,000 shares registered for issuance under the equity line of credit agreement, Castlebar will receive "underwriting compensation" in the form of its discounted purchase price equal to $1,592,460, or $1.33 per share. In connection with the equity line of credit, we granted 33,000 warrants to Castlebar, which are exercisable for $5.53 per share of common stock at any time prior to July 10, 2003, and in the future we may grant Castlebar up to an additional 33,000 warrants at the time of the drawdowns under the equity line of credit, which warrants will be exercisable for three years from the grant date, and will have an exercise price equal to 120% of the average closing bid prices of our common stock on the 15 trading days prior the grant date. The warrants we granted to Castlebar will also be deemed to be underwriting commission under the Securities Act. We estimated that the fair market value of the initial 33,000 warrants using customary pricing models was $66,667 at the time of grant, and the fair value of the additional 33,000 drawdown warrants will not be determinable until the exercise price is set in the future. The fair value of the initial 33,000 warrants was reflected in our financial statements and recorded in general and administrative costs and expenses as a financing expense during the quarter ended September 30, 2000. Lastly, at the closing of the equity line of credit on July 11, 2000, we paid $20,000 to Castlebar's legal counsel, Epstein Becker & Green P.C., to cover Castlebar's legal and administrative expenses in connection with negotiating the equity line of credit.

Castlebar is also subject to applicable state and federal securities laws, rules and regulations, including Rule 10b-5 and Regulation M under the Exchange Act of 1934, and the rules and regulations of the Nasdaq National Market. Under these rules, Castlebar may not:

      (1) engage in market making activities at the same time as it is engaged in a distribution of the shares of common stock for a period beginning when this person becomes a distribution participant and ending upon this person's completion of participation in a distribution;

      (2) engage in any stabilization activity in connection with our securities;

      (3)   impose penalty bids or effect passive market making bids; and

      (4) bid for or purchase any of our common stock or attempt to induce any person to purchase any of our common stock other than as permitted under the Exchange Act.

In addition, if Castlebar is an "affiliated purchaser" as defined in Regulation M, it must coordinate their sales under this prospectus with us for purposes of Regulation M as Securities Exchange Act Release 34-38067 (December 20, 1996) requires. Neither Castlebar, nor any of its controlling persons, has been an officer, director or otherwise an affiliate of our company during the last three years. In addition to the rules and regulations applicable to it, Castlebar has also agreed not to engage in any short sales of our common stock as long as the equity line of credit is active. These restrictions, and the other rules and regulations applicable to Castlebar, may affect the marketability of the shares of common stock.

Limited Grant of Registration Rights

We granted registration rights to Castlebar to enable it to sell the common stock it purchases under the equity line of credit agreement. In connection with any registration of this kind, we will have no obligation:

      o to assist or cooperate with Castlebar in the offering or disposition of the shares;

      o to indemnify or hold harmless the holders of the shares, other than Castlebar, or any underwriter that these holders designate;

      o to obtain a commitment from an underwriter relative to the sale of any the shares; or

      o     to include the shares within any underwritten offering we do.

We will assume no obligation or responsibility whatsoever to determine a method of disposition for the shares or to otherwise include the shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

We will file one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material change to the information in this prospectus, including with respect to the plan of distribution, for as long as Castlebar holds shares of our stock or until the shares can be sold under an appropriate exemption from registration. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing:

      o     the name of any broker-dealers;

      o     the number of shares of common stock involved;

      o     the price at which the shares of common stock are to be sold;

      o the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

      o that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

      o     any other facts material to the transaction.

Our registration rights agreement with Castlebar permits us to restrict the resale of the shares Castlebar has purchased from us under the equity line of credit agreement for a period of time sufficient to permit us to amend or supplement this prospectus to include material information. If we restrict Castlebar at any time within five trading days of the closing of any drawdown and our stock price declines during the restriction period, then, in order to compensate Castlebar for its inability to sell shares during the restriction period, we will be required to issue to Castlebar a number of additional shares of our common stock equal to the difference between:

      o     the product of

                  o the number of shares Castlebar purchases under the most recent drawdown and still hold during the restriction period that are not otherwise freely tradable, and

                  o the difference between closing bid price on the day immediately preceding the restriction period and the closing bid price on the day immediately after the restriction period, minus

      o the number of shares Castlebar purchases under the most recent drawdown and still holds during the restriction period that are not otherwise freely tradable.

If any issuance of shares to Castlebar would result in the issuance of a number of shares which exceeds the number permitted under the equity line of credit agreement (see "Equity Line of Credit Agreement--Necessary Conditions Before Castlebar is Obligated to Purchase our Shares"), then in lieu of the issuance of shares to Castlebar, we will pay Castlebar an amount in cash equal to the closing ask price of the shares that would have been issuable under the formula contained in the previous sentence.

                          DESCRIPTION OF CAPITAL STOCK

The following summary describes the material provisions of our capital stock and is subject to, and qualified in its entirety by, our Certificate of Incorporation including any amendments, and our By-laws, all of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part and by provisions of applicable law.

We are authorized to issue up to 25,000,000 shares of common stock, par value $0.006, and 100,000 shares of preferred stock, par value $0.01. As of September 30, 2001, 8,054,676 shares of common stock were issued and outstanding, and no shares of preferred stock were outstanding. We believe that there are approximately 5,000 record holders of our common stock, including several brokerage firms holding shares in street name for beneficial owners.

Common Stock

All of our issued and outstanding shares of common stock are validly issued, fully paid and non-assessable. All shares of our common stock to be outstanding after this offering, when paid for and issued, will be validly issued, fully paid and non-assessable. On March 2, 2000, in connection with the adoption of a shareholder rights plan, our board of directors created and designated 10,000 shares of Series A Junior Participating Preferred Stock. The rights of holders of our common stock are subject to the rights of the holders of our Series A Junior Participating Preferred Stock and will be subject to the rights of any preferred stock that we may create and issue in the future. The rights of preferred stockholders may adversely affect the rights of the common stockholders.

Voting Rights. Holders of our common stock are entitled to one vote per share on all matters requiring a vote of the stockholders. Common stockholders have no right to cumulative voting in the election of directors. Accordingly, a simple majority of votes can elect each of our directors.

Liquidation Rights. In the event of liquidation of our company, all holders of our common stock will participate on an equal basis in the net assets available for distribution after payment of our liabilities and payment of any liquidation preferences in favor of outstanding shares of preferred stock, if there are any.

Dividend Rights. Holders of our common stock are entitled to receive dividends in cash or property on an equal basis, if and when the board of directors declares dividends on the common stock, subject to any preference in favor of outstanding shares of preferred stock, if there are any. It is our present intention to retain our earnings, if any, for use in our business. Dividends are, therefore, unlikely in the foreseeable future.

Preemptive Rights and Redemption. The holders of our common stock have no preemptive rights to maintain their respective percentage ownership interest in our other securities. Our common stock is not redeemable or subject to further calls or assessments, although we have in the past effected a 1:100 reverse split of our common stock followed immediately by a 100:1 forward split to enable us to redeem odd-lot shares which were creating excessive administrative costs for us. As of December 31, 1999, we redeemed and then retired 110,736 odd-lot shares. We also acquired 77,000 shares of our common stock in 1999 and, as of September 30, 2001, we are holding 40,764 of these shares as treasury stock.

Preferred Stock

We are authorized to issue up to 100,000 shares of preferred stock, without stockholder approval.

Under the authority granted to and vested in our board of directors, in March 2000, the board of directors created a series of preferred stock and fixed the relative rights, preferences and limitations of the stock. The series was designated as Series A Junior Participating Preferred Stock and consisted of 10,000 shares. The dividend and distribution rights of the holders of the Series A Junior Participating Preferred Stock are superior to the dividend and distribution rights of the holders of our common stock, but are junior to all series of any other class of our preferred stock with respect to the payment of dividends and the distribution of assets. The Series A Junior Participating Preferred Stock is not redeemable.

Each share of Series A Junior Participating Preferred Stock entitles the holder to 1,000 votes on all matters submitted to a vote of our stockholders, and vote together as one class with the holders of our common stock. However, the holders of the Series A Junior Participating Preferred Stock are entitled to vote together as a single class on any amendment to our Certificate of Incorporation which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock.

Upon our liquidation, dissolution or winding up, the holders of Series A Junior Participating Preferred Stock are entitled to receive $1,000, plus the amount of any accrued and unpaid dividends, for each share of Series A Junior Participating Preferred Stock held, subject to adjustment. Additionally, upon any consolidation or merger of our company in which the shares of our common stock are exchanged for other stock, securities, cash or any other property, then each share of Series A Junior Participating Preferred Stock shall be similarly exchanged, at the same time, into an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash or any other property in which the common stock was exchanged. The relative rights, preferences and limitations of the Series A Junior Participating Preferred Stock are more fully described in the Designations of Rights, Terms and Preferences of Series A Junior Participating Preferred Stock.

Our board of directors has the express authority, without any stockholder vote or action, to create additional series of preferred stock and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, and liquidation preferences, and to set the number of shares constituting any series of preferred stock.

It is impossible for us to state the actual effect on common stockholders if the board of directors designates a new series of preferred stock. The effects of the designation will not be determinable until the rights accompanying the series have been designated. The issuance of preferred stock could adversely affect the voting power, liquidation rights or other rights that owners of common stock or other series' of preferred stock hold. We have no present plans to issue any additional shares of preferred stock.

Stockholder Rights Plan

In February 2000, we implemented a stockholder rights plan designed to protect our stockholders from coercive or unfair takeover tactics by causing shares of our preferred stock with voting or conversion rights to be issued to holders who might side with our board of directors in opposing a takeover bid. In addition, our issuance of the shares of preferred stock with voting or conversion rights could dilute the stock ownership of those holders. Under the stockholder rights plan, we declared a dividend of one preferred stock purchase right for each share of common stock held of record on March 17, 2000. The preferred stock purchase rights are exercisable when a person or group of affiliated persons accumulate or initiate a tender offer to purchase 15% or more of our common stock, unless our board of directors approves the transaction. Upon exercise, each preferred stock purchase right will entitle its holder, other than the acquirer and its affiliates, to purchase 1/1000 of a share of our Series A Junior Participating Preferred Stock at a price of $50 per one one-thousandth of a preferred share. The holder of each right will receive upon exercise, common shares having a value equal to two times the exercise price of the right. For example, at an exercise price of $50 per right, each right that the acquiror does not own would be entitled to purchase $100 worth of common stock for $50. Assuming a value of $25 per common share at the time, the holder of each right would be entitled to purchase four common shares for $50.

In our private placement of October 2001, SAFECO Asset Management Company became the beneficial owner of more than 15% of our outstanding common stock. Under the stockholder rights plan, SAFECO's purchase of more than 15% of our outstanding common stock would have triggered the exerciseability of the preferred stock purchase rights. However, prior to SAFECO's accumulation of more than 15% of our outstanding common stock, our board of directors approved SAFECO's acquisition of these shares and resolved that SAFECO would not be an "acquiring person" under our stockholders rights plan, and therefore that the preferred stock purchase rights under our stockholder rights plan would not be triggered by this acquisition.

Options and Warrants

Under our stock option plans, we are authorized to grant options to purchase a maximum of 2,500,000 shares of common stock to our employees, officers, and directors, and to other persons who provide us with services. As of September 30, 2001, a total of 2,882,079 options and warrants were outstanding, and 51,748 options were available for future grants under our stock option plans. Our board of directors determine the terms of our options at the time of grant.

In connection with our 1997 public offering, we issued to the representatives of the underwriters, warrants to purchase a total of 69,000 shares of common stock at an exercise price of $16.80 per share, exercisable at any time through January 23, 2002.

Following our acquisition of Atossa HealthCare Inc. on August 8, 2000, we hired Dr. Steven C. Quay as our new President, Chief Executive Officer and Chairman of the Board and granted him options to purchase a total of 600,000 shares of common stock. The exercise price of the options varies from $4.09 per share to $15.00 per share, with a weighted average exercise price of $8.60. All of these options regardless of the exercise price will vest at the rate of 33.33% per full year of service, and will not vest pro-rata during the interim periods.

In connection with the private offerings of our shares in March and May 2001, we granted a total of 430,062 and 78,618 warrants, respectively, to the investors and 73,110 and 13,365 warrants, respectively, to Jesup & Lamont as placement agent, each with an exercise price of $6.3375 per share, exercisable at any time through March 22, 2006 and May 11, 2005, respectively. These warrants contain antidilution protections which will adjust the applicable exercise price and/or the number of shares issuable upon exercise of the warrants upon the occurrence of specified events such as stock dividends, stock splits, mergers and sales of all or substantially all of our assets.

In connection with the private offering of our shares in October 2001, we granted 100,000 warrants to Castlebar Enterprises Limited as consideration for Castlebar's consent to our private offering to the other selling stockholders, and we granted a total of 68,000 warrants to Jesup & Lamont as a placement fee. The Castlebar warrants have an exercise price of $10.00 per share, and are exercisable at any time through July 11, 2001. The Jesup & Lamont warrants have an exercise price of $9.56 per share, and are exercisable at any time through May 11, 2005. The Castlebar and Jesup & Lamont warrants contain antidilution protections which will adjust the applicable exercise price and/or the number of shares issuable upon exercise of the warrants upon the occurrence of specified events such as stock dividends, stock splits, mergers and sales of all or substantially all of our assets.

The following table presents all the options and warrants that were outstanding as of September 30, 2001, except as otherwise indicated in footnote 9 below:

                Number of Shares                      Weighted Average
                  Purchasable                         Exercise Price (1)
        ---------------------------------       -----------------------------

                  1,550,372 (2)                              $5.60
                    575,000 (3)                              $8.79
                     69,000 (4)                             $16.80
                     33,000 (5)                              $5.53
                    483,232 (6)                              $6.34
                     71,475 (7)                              $6.34
                    100,000 (8)                             $10.00
                     68,000 (9)                              $9.56
              -------------                              ---------
                  2,950,079                                  $6.86
              =============                              =========

----------

(1)   Exercise prices are rounded to the nearest cent.

(2) Shares issuable upon exercise of options granted under the stock option plans. Does not include any options granted under the plans after September 30, 2001.

(3) Shares issuable upon exercise of options granted on August 8, 2000, to Dr. Steven C. Quay.

(4) Total shares issuable upon exercise of warrants granted to Wheat, First Securities, Inc. and Volpe, Welty & Company, as underwriters in connection with an offering of our shares in 1997.

(5) Shares issuable upon exercise of the warrants granted to Castlebar in connection with closing the equity line of credit agreement. Does not include the additional warrants that may be issued to Castlebar and Jesup & Lamont upon each drawdown under the equity line of credit.

(6) Total shares issuable upon exercise of warrants granted to investors in connection with the private offering of our shares in March 2001 and May 2001.

(7) Total shares issuable upon exercise of warrants granted to Jesup & Lamont as a placement fee in connection with the private offering of our shares in March 2001 and May 2001.

(8) Shares issuable upon exercise of warrants we granted to Castlebar on August 16, 2001 in connection with the private offering of our shares in October 2001.

(9) Shares issuable upon exercise of warrants we granted on October 18, 2001 to Jesup & Lamont in connection with the private offering of our shares in October 2001.

Holders of options and warrants do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the options and warrants. We have reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the options and warrants.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prevents an "interested stockholder" from engaging in a "business combination" with a publicly held Delaware corporation for three years following the date the person became an interested stockholder, unless:

      (1) before the person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

      (2) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

      (3) following the transaction in which the person became an interested stockholder, the board of directors of the corporation approves the transaction and holders authorize the transaction at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation that the interested stockholder does not own.

The Delaware General Corporation Law defines an "interested stockholder" as a person owning 15% or more of a corporation's outstanding voting stock. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder.

The provisions of Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change in control.

Indemnification and Limitation of Liability

Our Certificate of Incorporation limits the liability of directors to the maximum extent that Delaware law as currently or hereafter in effect permits. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duty as a director, except for liability:

      (1) for breach of their duty of loyalty to the corporation or its stockholders;

      (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

      (4) for any transaction from which the director derives an improper personal benefit.

Our Certificate of Incorporation provides for the mandatory indemnification of, and advancement of expenses to, our directors, officers, employees and agents to the maximum extent that Section 145 of the Delaware General Corporation Law, as amended from time to time, permits.

Transfer Agent

The transfer agent and registrar for our common stock is the American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                       WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-2 that we have filed with the SEC. Parts of the registration statement have been omitted from this prospectus as the rules and regulations of the SEC permit, and this prospectus does not contain all of the information contained or incorporated by reference in the registration statement. In particular, statements in this prospectus concerning the terms of certain agreements and other documents are necessarily summaries of those documents, and in each case we refer you to the copy of the applicable document to the extent we have filed it as an exhibit to the registration statement. For further information on us and the information in this prospectus, we refer you to the registration statement and its exhibits. You may obtain copies of the registration statement and its exhibits by paying a prescribed fee, or you may examine them without charge, at the Public Reference Room that the SEC maintains at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the SEC at Citicorp Center, 300 West Madison Street, Chicago, Illinois 60661. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. In addition, you may obtain copies of the registration statement and its exhibits at the SEC's website located at http://www.sec.gov.

We are a reporting company and file our annual, quarterly and current reports, proxy material and other information with the Securities and Exchange Commission. You may read and copy any materials that we file with the SEC at the SEC's public reference facilities listed above, as well as on the SEC's website.

                    INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we filed separately with the SEC. Any document or information incorporated by reference is an important part of this prospectus. We specifically incorporate by reference into this prospectus the following documents which we have previously filed with the SEC:

      1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

      2.    Our Quarterly Report on Form 10-Q for the quarter ended March 31,
            2001;

      3.    Our Quarterly Report on Form 10-Q for the quarter ended June 30,
            2001;

      4. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

      5.    Our Current Report on Form 8-K filed on March 26, 2001;

      6. Our Notice of Annual Meeting and Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders on June 15, 2001;

      7. The description of our capital stock contained in our Registration Statement under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

Copies of our above-mentioned 10-K are included with this prospectus. If you need another copy of these documents, we will provide you with a free copy upon oral or written request. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address (however, we will not include exhibits to those documents unless they are specifically incorporated by reference into this prospectus):

                  Nastech Pharmaceutical Company Inc.
                  Attn: Steven C. Quay, M.D., Ph.D.
                  President & Chief Executive Officer
                  45 Adams Avenue
                  Hauppauge, New York 11788
                  (631) 273-0101

In making a decision to buy our common stock, you should rely only on the information incorporated by reference or contained in the prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospectus may have changed since that date.

                                MATERIAL CHANGES

The following are the material changes in our affairs that have occurred since the end of our last fiscal year and which were not described in our most recent quarterly report delivered to our stockholders:

Private Placement of Shares

On October 18, 2001, we raised approximately $5,800,000 in gross proceeds through a private sale of 1,100,000 newly issued shares of our common stock to a select group of investors, including SAFECO Growth Opportunities Fund. Dain

Rauscher Incorporated, a registered broker-dealer, acted as placement agent for the private offering. In connection with the private offering, we granted warrants to purchase 68,000 shares of our common stock to Jesup & Lamont Securities Corporation, a registered broker-dealer, as a placement fee for their services in introducing us to some of the selling stockholders. In addition, in order to consummate the private placement to the selling stockholders, we needed to obtain a consent to the private placement from Castlebar Enterprises Limited under our equity line of credit agreement. As consideration for Castlebar's consent to our private placement to the other selling stockholders, as well as all future private offerings of our securities if we sell those securities for cash with registration rights, we granted Castlebar warrants to purchase 100,000 shares of our common stock. Jesup & Lamont may exercise its warrants at any time prior to May 11, 2005, at a strike price of $9.56 per share of common stock. Castlebar may exercise its warrants at any time prior to July 11, 2003, at a strike price of $10.00 per share of common stock. Neither Jesup & Lamont, nor Castlebar will be obligated to exercise the warrants and to purchase any shares of common stock under these warrants.

The shares of common stock we issued to the investors were not registered under the Securities Act of 1933, as amended, and cannot be offered or resold absent registration or an applicable exemption from registration. On November 2, 2001, we filed a Form S-3 registration statement with the Securities and Exchange Commission to register the shares issued to the investors, as well as the shares underlying the warrants we granted to Jesup & Lamont and Castlebar, in order to permit them to resell their shares when and as they deem appropriate. We have agreed to bear the expenses of registering the shares, but not the expenses associated with selling the shares, such as broker discounts and commissions.

                                  LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon by Dickstein Shapiro Morin & Oshinsky LLP.

                                     EXPERTS

The consolidated financial statements of Nastech Pharmaceutical Company Inc. and subsidiary as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, are incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

                                1,266,000 Shares

                                     [LOGO]

                                  Common Stock

                                   PROSPECTUS

                               _____________, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The fees and expenses we incurred in connection with the offering are payable by us and, other than registration, filing and listing fees, are estimated as follows:

Securities and Exchange Commission Registration Fee..................    $2,033
Nasdaq Fee for Listing of Additional Shares..........................   $13,000
Legal Fees and Expenses..............................................  $130,000
Accounting Fees......................................................   $15,000
Miscellaneous Fees and Expenses......................................   $10,000
                                                                       --------

Total................................................................  $170,033
                                                                       ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Our Certificate of Incorporation provides that the indemnification provisions of Sections 102(b)(7) and 145 of the Delaware General Corporation Law shall be utilized to the fullest extent possible. Further, the Certificate of Incorporation contains provisions to eliminate the liability of our directors to Nastech or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation provides for such limitation of liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the Securities and Exchange Commission is of the opinion that such indemnification may contravene federal public policy, as expressed in said Act, and therefore, may be unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the Commission is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

ITEM 16. EXHIBITS.

The following exhibits are filed with this Registration Statement:

Exhibit
Number                                          Description
------                                          -----------

2.1* Equity Line of Credit Agreement dated July 11, 2000, between Registrant and Castlebar Enterprises Limited

2.1(A)+ Waiver Letter dated January 3, 2001, from Castlebar Enterprises Limited to the Registrant regarding Section 2.1(f)(ii) of the Equity Line of Credit Agreement.

2.2* Registration Rights Agreement dated July 11, 2000, between Registrant and Castlebar Enterprises Limited

2.3* Escrow Agreement dated as of July 11, 2000, among Registrant, Castlebar Enterprises Limited and Epstein Becker & Green, P.C.

2.4* Stock Purchase Warrant dated July 11, 2000, issued to Castlebar Enterprises Limited

2.5* Stock Purchase Warrant dated July 11, 2000, issued to Jesup & Lamont Securities Corporation

2.6 Agreement and Plan of Reorganization dated as of August 8, 2000, among Registrant, Atossa Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Registrant, and Atossa HealthCare, Inc. (Filed as Exhibit 2.1 to Registrant's Current Report on Form 8-K (Commission File No. 0-13789) dated August 8, 2000, and incorporated herein by reference).

4.1 Registration Rights Agreement dated July 11, 2000, between Registrant and Castlebar Enterprises Limited (filed as Exhibit 2.2)

4.2 Rights Agreement dated February 22, 2000 between Registrant and American Stock Transfer & Trust Registrant as Rights Agent. (Filed as Exhibit 1 to Registrant's Current Report on Form 8-K (Commission File No. 0-13789) dated February 22, 2000, and incorporated herein by reference). The Rights Agreement includes the Designation of Rights, Terms and Preferences of Series A Junior Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C thereto.

5*          Opinion and consent of Roberts, Sheridan & Kotel, a Professional
            Corporation

10.1 Licensing Agreement with UKRF. (Filed as Exhibit 10.4 to the Registrant's Registration Statement on Form S-18, as amended (Commission File No. 2-88605-NY), filed on December 23, 1983, and incorporated herein by reference.)

10.2        Lease for facilities at 45 Davids Drive, Hauppauge, NY. (Filed as
            Exhibit 10B to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 1995 (Commission File No. 0-13789), and incorporated herein by reference.)

10.3 Sublicense Agreement with Bristol-Myers Squibb Co. (Filed as Exhibit 10E to the Registrant's Registration Statement on Form S-1, as amended (Commission File No. 33-5717), filed on May 15, 1986, and incorporated herein as reference.)

10.4 Agreements between Registrant, and RiboGene, Inc. (as successor in interest to Rugby Laboratories, Inc., and Darby Pharmaceuticals, Inc.) (Filed as Exhibit 10D to the Registrant's Registration Statement on Form S-1, as amended (Commission File No. 33-5717), filed on May 15, 1986, and incorporated herein by reference.)

10.5        1995 Agreement between the Registrant and RiboGene, Inc. (Filed as
            Exhibit 10F to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 1995 (Commission File No. 0-13789), and incorporated herein by reference.)

10.6 Stock Option Agreements. (Filed as Exhibit 10M to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 1995 (Commission File No. 0-13789), and incorporated herein by reference.)

10.7        License Agreement with The DuPont Merck Pharmaceutical Registrant.
            (Filed as Exhibit 10N to the Registrant's Registration Statement on Form SB-2, as amended (Commission File No. 33-70180), filed on October 12, 1993, and incorporated herein by reference.)

10.8 Nasal Drug Evaluation and Option Agreement. (Filed as Exhibit 10K to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 1996 (Commission File No. 0-13789), and incorporated herein by reference.)

10.9 Agreement with Ciba Self-Medication, Inc. (Filed as Exhibit 10J to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 1996 (Commission File No. 0-13789), and incorporated herein by reference.)

10.10 Employment Agreement with Andrew P. Zinzi. (Filed as Exhibit 10.11 to the Registrant's Registration Statement on Form S-2 (Commission File No. 333-16507), filed on November 20, 1996, and incorporated herein by reference.)

10.11       Employment Agreement with Dr. Vincent D. Romeo. (Filed as Exhibit
            10.11 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-13789), and incorporated herein by reference.)

10.12 Employment Agreement with Robert H. Rosen. (Filed as Exhibit 10.12 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-13789), and incorporated herein by reference.)

10.13 Evaluation and Option Agreement with the Consumer Health Care Division of Pfizer Inc. (Filed as Exhibit 10.12 to the Registrant's Registration Statement on Form S-2 (Commission File No. 333-16507), filed on November 20, 1996, and incorporated herein by reference.)

10.14       Development and License Agreement with DynaGen, Inc. (Filed as
            Exhibit 10.13 to the Registrant's Registration Statement on Form S-2 as amended (Commission File No. 333-16507), filed on November 20, 1996, and incorporated herein by reference.)

10.15       License and Supply Agreement with Schwarz Pharma, Inc. (Filed as
            Exhibit 10J to the Registrant's Financial Report on Form 10Q for the Quarter Ended June 30, 1997 (Commission File No.000-13789), filed on August 14, 1997, and incorporated herein by reference.)

10.16       License and Supply Agreement with Schwarz Pharma, Inc. (Filed as
            Exhibit 10.12 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-13789), and incorporated herein by reference.)

10.17 License and Supply Agreement with Meda AB. (Filed as Exhibit 10.12 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-13789), and incorporated herein by reference.)

10.18       License and Supply Agreement with Tzamal Pharma Ltd. (Filed as
            Exhibit 10.18 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (Commission File No. 000-13789), and incorporated herein by reference.)

10.19 International Distribution Agreement with Cambridge Selfcare Diagnostics Limited. (Filed as Exhibit 10.19 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (Commission File No. 000-13789), and incorporated herein by reference.)

10.20 Employment Agreement with Dr. Charan Behl. (Filed as Exhibit 10.20 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (Commission File No. 000-13789), and incorporated herein by reference).

10.21 Employment Agreement with Andrew P. Zinzi. (Filed as Exhibit 10.21 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (Commission File No. 000-13789), and incorporated herein by reference).

10.22 Termination and Release Agreement with Schwarz Pharma, Inc. (Filed as Exhibit 10.22 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (Commission File No. 000-13789), and incorporated herein by reference).

10.23 Employment Agreement with Steven C. Quay, M.D., Ph.D., dated August 8, 2000. (Filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K dated August 8, 2000 (Commission File No. 000-13789), and incorporated herein by reference).

10.24 Employment Agreement with Andrew P. Zinzi, dated May 2, 2001. (Filed as Exhibit 10.13 to the Registrant's Quarterly Report of Form 10-Q for the quarter ended June 30, 2001 (Commission File No. 000-13789), and incorporated herein by reference).

10.25 License Agreement dated August 2, 2001, between Nastech Pharmaceutical Company Inc. and G. Pohl Boskamp GmbH & Co. (Filed as
            Exhibit 10.25 to the Registrant's Quarterly Report of Form 10-Q for the quarter ended September 30, 2001 (Commission File No. 000-13789), and incorporated herein by reference).

13.1 Annual report to security holders on Form 10-K dated December 31, 2001. (Filed on March 28, 2001 (Commission File No. 000-13789), and incorporated herein by reference).

13.2 Quarterly report to security holders on Form 10-Q dated March 31, 2001. (Filed on May 14, 2001 (Commission File No. 000-13789), and incorporated herein by reference).

13.3 Quarterly report to security holders on Form 10-Q dated June 30, 2001. (Filed on August 13, 2001 (Commission File No. 000-13789), and incorporated herein by reference).

13.4 Quarterly report to security holders on Form 10-Q dated September 30, 2001. (Filed on October 29, 2001 (Commission File No. 000-13789), and incorporated herein by reference).

23.1        Consent of KPMG LLP

23.2* Consent of Roberts, Sheridan & Kotel, a Professional Corporation (included in Exhibit 5)

24*         Power of Attorney

----------
*           Filed with the original Registration Statement dated September 6,
            2000.
+ Filed with Pre-Effective Amendment to Registration Statement dated January 12, 2001.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus frilled with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14-a or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulations S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hauppauge, State of New York on this 15th day of November, 2001.

                                  NASTECH PHARMACEUTICAL COMPANY INC.


                                          By: /s/ Steven C. Quay
                                              --------------------------------
                                              Steven C. Quay, M.D., Ph.D.
                                              President, Chief Executive Officer
                                              and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 15, 2001.

                  Signature                                     Title
                  ---------                                     -----
     /s/ Steven C. Quay                         President, Chief Executive Officer and Chairman of the Board
--------------------------------------------       (Principal Executive Officer)
Steven C. Quay, M.D., Ph.D.

     /s/ Andrew Zinzi                           Chief Financial Officer
--------------------------------------------       (Principal Financial and Accounting Officer)
Andrew Zinzi

     /s/ Devin N. Wenig**                       Director
--------------------------------------------
Devin N. Wenig

     /s/ Bruce R. Thaw**                        Director
--------------------------------------------
Bruce R. Thaw

     /s/ Grant W. Denison**                     Director
--------------------------------------------
Grant W. Denison

     /s/ Ian R. Ferrier**                       Director
--------------------------------------------
Dr. Ian R. Ferrier

     /s/ Alvin Katz**                           Director
--------------------------------------------
Alvin Katz

     /s/ John V. Pollock**                      Director
--------------------------------------------
John V. Pollock

** By:    /s/ Andrew Zinzi
       ------------------------------------
        Andrew Zinzi
        Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number                              Description
------                              -----------

2.1* Equity Line of Credit Agreement dated July 11, 2000, between Registrant and Castlebar Enterprises Limited

2.1(A)+ Waiver Letter dated January 3, 2001, from Castlebar Enterprises Limited to the Registrant regarding Section 2.1(f)(ii) of the Equity Line of Credit Agreement.

2.2* Registration Rights Agreement dated July 11, 2000, between Registrant and Castlebar Enterprises Limited

2.3* Escrow Agreement dated as of July 11, 2000, among Registrant, Castlebar Enterprises Limited and Epstein Becker & Green, P.C.

2.4* Stock Purchase Warrant dated July 11, 2000, issued to Castlebar Enterprises Limited

2.5* Stock Purchase Warrant dated July 11, 2000, issued to Jesup & Lamont Securities Corporation

2.6 Agreement and Plan of Reorganization dated as of August 8, 2000, among Registrant, Atossa Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Registrant, and Atossa HealthCare, Inc. (Filed as Exhibit 2.1 to Registrant's Current Report on Form 8-K (Commission File No. 0-13789) dated August 8, 2000, and incorporated herein by reference).

4.1 Registration Rights Agreement dated July 11, 2000, between Registrant and Castlebar Enterprises Limited (filed as Exhibit 2.2)

4.2 Rights Agreement dated February 22, 2000 between Registrant and American Stock Transfer & Trust Registrant as Rights Agent. (Filed as Exhibit 1 to Registrant's Current Report on Form 8-K (Commission File No. 0-13789) dated February 22, 2000, and incorporated herein by reference). The Rights Agreement includes the Designation of Rights, Terms and Preferences of Series A Junior Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C thereto.

5*          Opinion and consent of Roberts, Sheridan & Kotel, a Professional
            Corporation

10.1 Licensing Agreement with UKRF. (Filed as Exhibit 10.4 to the Registrant's Registration Statement on Form S-18, as amended (Commission File No. 2-88605-NY), filed on December 23, 1983, and incorporated herein by reference.)

10.2        Lease for facilities at 45 Davids Drive, Hauppauge, NY. (Filed as
            Exhibit 10B to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 1995 (Commission File No. 0-13789), and incorporated herein by reference.)

10.3 Sublicense Agreement with Bristol-Myers Squibb Co. (Filed as Exhibit 10E to the Registrant's Registration Statement on Form S-1, as amended (Commission File No. 33-5717), filed on May 15, 1986, and incorporated herein as reference.)

10.4 Agreements between Registrant, and RiboGene, Inc. (as successor in interest to Rugby Laboratories, Inc., and Darby Pharmaceuticals, Inc.) (Filed as Exhibit 10D to the Registrant's Registration Statement on Form S-1, as amended (Commission File No. 33-5717), filed on May 15, 1986, and incorporated herein by reference.)

10.5        1995 Agreement between the Registrant and RiboGene, Inc. (Filed as
            Exhibit 10F to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 1995 (Commission File No. 0-13789), and incorporated herein by reference.)

10.6 Stock Option Agreements. (Filed as Exhibit 10M to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 1995 (Commission File No. 0-13789), and incorporated herein by reference.)

10.7        License Agreement with The DuPont Merck Pharmaceutical Registrant.
            (Filed as Exhibit 10N to the Registrant's Registration Statement on Form SB-2, as amended (Commission File No. 33-70180), filed on October 12, 1993, and incorporated herein by reference.)

10.8 Nasal Drug Evaluation and Option Agreement. (Filed as Exhibit 10K to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 1996 (Commission File No. 0-13789), and incorporated herein by reference.)

10.9 Agreement with Ciba Self-Medication, Inc. (Filed as Exhibit 10J to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 1996 (Commission File No. 0-13789), and incorporated herein by reference.)

10.10 Employment Agreement with Andrew P. Zinzi. (Filed as Exhibit 10.11 to the Registrant's Registration Statement on Form S-2 (Commission File No. 333-16507), filed on November 20, 1996, and incorporated herein by reference.)

10.11       Employment Agreement with Dr. Vincent D. Romeo. (Filed as Exhibit
            10.11 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-13789), and incorporated herein by reference.)

10.12 Employment Agreement with Robert H. Rosen. (Filed as Exhibit 10.12 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-13789), and incorporated herein by reference.)

10.13 Evaluation and Option Agreement with the Consumer Health Care Division of Pfizer Inc. (Filed as Exhibit 10.12 to the Registrant's Registration Statement on Form S-2 (Commission File No. 333-16507), filed on November 20, 1996, and incorporated herein by reference.)

10.14       Development and License Agreement with DynaGen, Inc. (Filed as
            Exhibit 10.13 to the Registrant's Registration Statement on Form S-2 as amended (Commission File No. 333-16507), filed on November 20, 1996, and incorporated herein by reference.)

10.15       License and Supply Agreement with Schwarz Pharma, Inc. (Filed as
            Exhibit 10J to the Registrant's Financial Report on Form 10Q for the Quarter Ended June 30, 1997 (Commission File No.000-13789), filed on August 14, 1997, and incorporated herein by reference.)

10.16       License and Supply Agreement with Schwarz Pharma, Inc. (Filed as
            Exhibit 10.12 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-13789), and incorporated herein by reference.)

10.17 License and Supply Agreement with Meda AB. (Filed as Exhibit 10.12 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-13789), and incorporated herein by reference.)

10.18       License and Supply Agreement with Tzamal Pharma Ltd. (Filed as
            Exhibit 10.18 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (Commission File No. 000-13789), and incorporated herein by reference.)

10.19 International Distribution Agreement with Cambridge Selfcare Diagnostics Limited. (Filed as Exhibit 10.19 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (Commission File No. 000-13789), and incorporated herein by reference.)

10.20 Employment Agreement with Dr. Charan Behl. (Filed as Exhibit 10.20 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (Commission File No. 000-13789), and incorporated herein by reference).

10.21 Employment Agreement with Andrew P. Zinzi. (Filed as Exhibit 10.21 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (Commission File No. 000-13789), and incorporated herein by reference).

10.22 Termination and Release Agreement with Schwarz Pharma, Inc. (Filed as Exhibit 10.22 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (Commission File No. 000-13789), and incorporated herein by reference).

10.23 Employment Agreement with Steven C. Quay, M.D., Ph.D., dated August 8, 2000. (Filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K dated August 8, 2000 (Commission File No. 000-13789), and incorporated herein by reference).

10.24 Employment Agreement with Andrew P. Zinzi, dated May 2, 2001. (Filed as Exhibit 10.13 to the Registrant's Quarterly Report of Form 10-Q for the quarter ended June 30, 2001 (Commission File No. 000-13789), and incorporated herein by reference).

10.25 License Agreement dated August 2, 2001, between Nastech Pharmaceutical Company Inc. and G. Pohl Boskamp GmbH & Co. (Filed as
            Exhibit 10.25 to the Registrant's Quarterly Report of Form 10-Q for the quarter ended September 30, 2001 (Commission File No. 000-13789), and incorporated herein by reference).

13.1 Annual report to security holders on Form 10-K dated December 31, 2001. (Filed on March 28, 2001 (Commission File No. 000-13789), and incorporated herein by reference).

13.2 Quarterly report to security holders on Form 10-Q dated March 31, 2001. (Filed on May 14, 2001 (Commission File No. 000-13789), and incorporated herein by reference).

13.3 Quarterly report to security holders on Form 10-Q dated June 30, 2001. (Filed on August 13, 2001 (Commission File No. 000-13789), and incorporated herein by reference).

13.4 Quarterly report to security holders on Form 10-Q dated September 30, 2001. (Filed on October 29, 2001 (Commission File No. 000-13789), and incorporated herein by reference).

23.1        Consent of KPMG LLP

23.2* Consent of Roberts, Sheridan & Kotel, a Professional Corporation (included in Exhibit 5)

24*         Power of Attorney

----------
*           Filed with the original Registration Statement dated September 6,
            2000.
+ Filed with Pre-Effective Amendment to Registration Statement dated January 12, 2001.